UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2019

Brookfield Property REIT Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34948	27-2963337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Vesey Street, 15th Floor, New York NY 10281

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 417-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Stock, par value $0.01 per share	BPR	Nasdaq Global Select Market
6.375% Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share	BPRAP	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement

On May 1, 2019, Brookfield Property REIT Inc. (the “Company”), BPR Nimbus LLC, BPR Cumulus LLC and GGSI Sellco, LLC (together with the Company, the “Issuers”) issued $1 billion in aggregate principal amount of 5.750% Senior Secured Notes due 2026 (the “Notes”). The Notes were issued under an Indenture, dated May 1, 2019 (the “Indenture”), by and among the Issuers, the guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee and collateral agent.

The Notes bear interest at a rate of 5.750% per annum. Interest on the Notes is payable semi-annually, in cash in arrears, on May 15 and November 15 of each year, commencing on November 15, 2019. Interest on the Notes will accrue from May 1, 2019. The Notes will mature on May 15, 2026.

The proceeds of the Notes were used to repay a portion of the term loans and revolver borrowings under the Company’s senior secured credit facilities and to pay the fees and expenses related to the offering of the Notes.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis (the “Guarantees”), by each of the Company’s subsidiaries that guarantee the Company’s senior secured credit facilities or are co-borrowers of the Company’s senior secured credit facilities (other than the Issuers). The obligations of the Issuers and the Guarantors under the Notes are secured on a first priority basis on substantially all assets of the Issuers and the Guarantors, subject to exceptions and limitations, including but not limited to pledges of equity interests that are restricted or not expressly permitted by certain contracts, including loan agreements, of certain subsidiaries of the Company.

The Notes will be redeemable at the option of the Issuers, in whole or in part, on or after May 15, 2022, at specified redemption prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date. Prior to May 15, 2022, the Notes are redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a customary make-whole premium.

In addition, at any time prior to May 15, 2022, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at the redemption price of 105.750% plus accrued and unpaid interest to, but excluding the redemption date.

If the Company experiences a Change of Control Event (as defined in the Indenture), the Issuers must make an offer to purchase all of the then outstanding Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains customary negative covenants for similar secured REIT financings. The Indenture also provides for events of default, including non-payment of principal and interest, breaches of covenants, cross-accelerations to other material debt and specified bankruptcy events, which, if certain of them occur, could cause the Notes to be accelerated.

The description of the Indenture and the Notes contained herein does not constitute a complete summary and is qualified in its entirety by reference to the text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of May 1, 2019, by and among Brookfield Property REIT Inc., BPR Nimbus LLC, BPR Cumulus LLC and GGSI Sellco, LLC, as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKFIELD PROPERTY REIT INC.

Date: May 2, 2019	By:	/s/ Michelle Campbell
Name: Michelle Campbell
Title: Secretary

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